Exhibit 99.1

Howard Bancorp, Inc. Announces Results for the First Quarter of 2015

ELLICOTT CITY, Md.--(BUSINESS WIRE)--April 23, 2015--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank (the “Bank”), today reported its financial results for the quarter ended March 31, 2015 with the following highlights:

  On March 2, 2015, Howard Bancorp entered into investor agreements with several bank institutional investors for the purchase and sale of an aggregate of 2,173,913 shares of common stock at $11.50 per share, which represented the closing price on the day the offering was commenced and less than a 10% discount to the rolling 20-day average at announcement, for an aggregate purchase price of approximately $25 million. The purchase and sale of the shares will be completed subject to approval by the Company’s stockholders at its upcoming annual meeting, which is scheduled for May 27, 2015.
  Also on March 2, 2015, Howard Bancorp entered into a Merger Agreement with Patapsco Bancorp, Inc. The Agreement provides that Patapsco Bancorp will merge with and into Howard Bancorp, with Howard Bancorp continuing as the surviving entity. Immediately following the consummation of the Merger, which is subject to stockholder approvals at stockholder meetings which are expected to occur in the third quarter and receipt of regulatory approvals, The Patapsco Bank, a wholly-owned subsidiary of Patapsco Bancorp, will merge with and into Howard Bank, with Howard Bank continuing as the surviving bank.
  Total assets grew to $710 million at March 31, 2015, representing growth of $203 million or 40% over assets at March 31, 2014, 28% of which is attributable to the NBRS Financial Bank (“NBRS”) transaction and 12% attributable to organic growth.
  Total loans held for investment increased by nearly $154 million from a year ago, or 37%, to $570 million, of which 22% is attributable to the NBRS transaction and 15% is attributable to organic growth.
  Total loans held for sale increased from $17 million at March 31, 2014 to $49 million at March 31, 2015, driven by our growing mortgage banking platform.
  Deposits at March 31, 2015 increased to $581 million from $401 million on March 31, 2014, representing growth of over $179 million or 45%, of which 33% is attributable to the NBRS transaction and 12% to organic growth.
  Primarily as a result of the above balance sheet growth, net interest income increased by $2.4 million, or 53%, from $4.4 million for the first three months of 2014 to $6.8 million in the first quarter of 2015.
  Noninterest income also increased dramatically, from $623 thousand for the first quarter of 2014 to $2.3 million for the first quarter of 2015, an increase of $1.7 million or 277%, primarily as a result of our mortgage banking operations.
  Including non-recurring expense of $423 thousand, total noninterest expenses increased $3.3 million to $7.8 million from $4.5 million, or 74%, compared to the first quarter of 2014, partially offsetting the continuing increases in our traditional banking and mortgage-related revenues.
  With the large increases in both first quarter revenues and expenses, net income available to common shareholders increased from $235 thousand for the first quarter of 2014 to $618 thousand for the first three months of 2015, representing an increase of $383 thousand or 163%.

Howard Bancorp, Inc. reported net income available to common shareholders of $618 thousand, or $0.15 per share, for the quarter ended March 31, 2015, compared to $235 thousand, or $0.06 per share, for the quarter ended March 31, 2014. As noted above, the increase in net income was driven by sizable increases in both of our core sources of revenues, net interest income and noninterest income, partially offset by increases in the level of noninterest expense during the quarter. As discussed below, expense levels were impacted by not only higher levels of recurring operating costs due to our recent growth, but also higher levels of expenses relating to operating two core data processing systems for the first quarter, along with the costs to support these parallel operations. Also included in noninterest expense for the first quarter of 2015, as discussed in more detail below, were non-recurring expenses of nearly $423 thousand related to due diligence, legal and other costs relating to the signing of the merger agreement with Patapsco Bancorp, and costs related to the data conversion of the NBRS acquisition. These non-recurring expenses, net of tax, negatively impacted reported earnings per share by $0.06 for the first quarter.

Chairman and CEO Mary Ann Scully stated, "We are pleased with the operating results of both our legacy commercial banking operations as well as the acquired former NBRS operations. The commitment to balance sheet growth in service to higher revenues and net interest income coupled with our decision almost two years ago to develop a strong noninterest income generating platform in the form of two diversified mortgage team lift outs has resulted in substantial and sustainable revenue growth. Over 100% growth in net income is especially significant in a still slow-growing economy. Given those results, this quarter would have been a landmark quarter even before other recent announcements. Those announcements, in turn, reflected even more progress in our goal to be the leading community bank in the Greater Baltimore marketplace. They included both the news of a pending $25 million capital raise, executed in a very short period of time and the resulting announcement of the successful execution of the definitive merger agreement with Patapsco Bancorp. We look forward to the consummation of both of those transactions and we are proud to be solidifying our reputation as an exceptionally well positioned company with both improving performance and steadily increasing shareholder value.”

As highlighted above, the Company’s total assets increased by $202.5 million, or 40%, when comparing March 31, 2015 assets of $710.5 million to $508.0 million at the same point in 2014. Total loans outstanding of $570.4 million at the end of March 2015, showed an increase of nearly 37% compared to total loans of $416.6 million at March 31, 2014. With the continuing development of our mortgage banking operations, loans held for sale increased dramatically from $17.0 million at March 31, 2014 to $49.2 million at March 31, 2015. Total deposits grew by $179.4 million, or 45%, quarter over quarter. Funding for the increases in loans held for sale and the portfolio loan growth came principally from our deposit growth with only a small increase in our borrowing levels.

Net interest income for the quarter ended March 31, 2015 was $6.8 million versus $4.4 million for the first three months of 2014, an increase of approximately $2.4 million, or 53%. The growth in loans and an increase in yields generated an increase in total interest income for the first quarter of 2015 of $2.5 million, or 50%, over the same period in 2014. Total interest expense increased only $144 thousand, or 28%, for the first quarter of 2015 versus the same period in 2014 despite overall growth in deposits of 45% and an increase in borrowing levels of 6%. The ability to contain interest expense was principally driven by the continuing favorable shift in the composition of deposits and our ability to attract and maintain lower cost funding sources.

The provision for credit losses for the first quarter of 2015 was $250 thousand compared to $176 thousand for the same period in 2014. The ratio of the allowance for credit losses as a percentage of total loans outstanding increased from 0.65% at March 31, 2014 to 0.67% at March 31, 2015. As a percentage of non-acquired loans this ratio was 0.78% at March 31, 2015, which provides a more meaningful comparison to 2014 levels since the acquired loans are recorded at the fair market value at time of acquisition. One of the Bank’s primary measures of asset quality is the ratio of non-accrual loans and other real estate owned (OREO) as a percentage of total assets. This asset quality measure showed improvement for the 2015 period with a ratio of 0.88% at March 31, 2015 versus 1.05% at the end of the first quarter of 2014. This improvement in asset quality after the assumption of a failed bank’s assets includes the Bank’s completion of a sale of certain NBRS nonperforming assets shortly after they were acquired.

In addition to the growth in net interest income, the Company recorded a sizable increase in noninterest income for the first quarter of 2015. Noninterest income was $2.3 million for the first three months of 2015 compared to $623 thousand in the first quarter of 2014, representing an increase of $1.7 million, or 277%. With the larger deposit base noted above, service charges on deposits increased by $62 thousand, or 40%, with first quarter 2015 service charges of $216 thousand versus $154 thousand for the same period in 2014. Transaction-related revenues similarly increased with first quarter fees of $293 thousand for 2015, compared to $176 thousand in 2014, an increase of $116 thousand, or 66%. The primary driver of the increase in noninterest income for the first quarter 2015 compared to 2014, however, was the contribution of mortgage banking revenues. As we noted previously, in the first quarter of 2014 we were still in the building stages of our mortgage operating platform and sales staff, and thus revenues generated for the first quarter in 2014 only totaled $293 thousand. For the first quarter of 2015, we now have a fully functioning mortgage team, which contributed over $1.8 million in noninterest revenues compared to $293 thousand for the first quarter of 2014, an increase of $1.5 million.

Total noninterest expense grew to $7.8 million for the first quarter of 2015 compared to $4.5 million for the first quarter of 2014, an increase of $3.3 million, or 74%. This $3.3 million increase in expenses included (a) approximately $900 thousand in higher costs relating to the mortgage banking operations, (b) an incremental $1.6 million in expenses associated with operating the branches and operations of NBRS acquired during the fourth quarter of 2014, of which $255 thousand were costs incurred in the first quarter for our data systems conversion, which will be completed in the second quarter of 2015, (c) nearly $168 thousand in legal costs associated with the Patapsco Bancorp merger agreement, and (d) an additional $600 thousand in additional costs from continued organic operations. Compensation related expenses represented nearly one-third of the increase in expenses as they increased by $1.1 million for the first quarter of 2015 versus the same period in 2014. Of this $1.1 million increase, $277 thousand resulted from the mortgage division, which was still in formation in the first quarter of 2014, $643 thousand related to the additional staffing costs associated with the NBRS acquisition, and the remaining $170 thousand related to increases in the core infrastructure staff for the Bank’s legacy operations. Occupancy related expense increased by $502 thousand, or 107%, for the first quarter of 2015 compared to the first quarter of 2014, totaling $971 thousand in the first three months of 2015 versus $469 thousand in the same period of 2014. Similar to compensation costs, the majority of the increase was due to our expansion as $79 thousand of the total increase in occupancy related to additional mortgage office sites and $357 thousand related to the 2014 acquired locations, with the remainder for continued operations of all of our other offices. Other than compensation and occupancy expenses, the remainder of our operating costs increased by $1.7 million for the first quarter of 2015 versus the first quarter of 2014. Similar to the two expense categories, a full quarter of mortgage activities for 2015 accounted for $555 thousand of the additional costs, while the costs of the acquired operations totaled $642 thousand during the first quarter of 2015.

Even with the sizable growth in assets, and prior to the additional capital noted above, all of our regulatory capital ratios continue to substantially exceed “well-capitalized” levels. As of March 31, 2015, the ratio of our equity to total assets was 8.50%.

When comparing our first quarter 2015 to the fourth quarter of 2014, total assets increased $19.1 million, or 2.8%, loans held for investment increased $17.5 million, or 3.2%, and total deposits increased by $26.6 million, or 4.8%. As a result of this quarterly growth, net interest income was up $231 thousand, or 4%, for the first quarter of 2015 compared to the fourth quarter of 2014. Noninterest income and noninterest expense levels for the two quarters are not comparable given the large impact that the acquisition gain and the related one-time expense had on the results for the fourth quarter of 2014.

Mary Ann Scully concluded, "We are grateful to all of our stakeholders for supporting our investments in the future over the past years, and commit to continuing to do so in a manner that will help them and us collectively to generate returns commensurate with our great potential.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases including statements of goals, intentions, and expectations, including the consummation of our private offering of common stock and pending merger with Patapsco Bancorp, and future returns. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to receipt of any required stockholder and regulatory approvals, real estate values, local and national economic conditions, and the impact of interest rates on financing, as well as other risks and uncertainties, as described in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

Howard Bancorp, Inc.

	Three months ended March 31,
(in thousands, except per share data.)	2015	2014
Operations Statement Data:
Interest income	$7,426	$4,943
Interest expense	659	515
Net interest income	6,767	4,428
Provision for credit losses	250	176
Noninterest income	2,349	623
Noninterest expense	7,835	4,493
Federal and state income tax expense	382	116
Net income	649	266
Preferred Stock Dividends	31	31
Net income available to common shareholders	618	235

Per share data and shares outstanding:
Earnings per common share, basic	$0.15	$0.06
Book value per common share at period end	$11.53	$8.88
Tangible Book value per common share at period end	$11.21	$8.80

Average common shares outstanding	4,145,709	4,090,844
Shares outstanding at period end	4,147,633	4,090,402

Financial Condition data:
Total assets	$710,480	$508,011
Loans held for sale	49,159	17,034
Loans receivable (gross)	570,437	416,632
Allowance for credit losses	3,839	2,700
Other interest-earning assets	58,947	59,194
Total deposits	580,655	401,298
Borrowings	60,532	57,127
Total stockholders’ equity	60,383	48,888
Common equity	47,821	36,326

Average assets	690,836	496,234
Average stockholders' equity	58,678	48,810
Average common stockholders' equity	46,116	36,248

Selected performance ratios:
Return on average assets	0.38%	0.22%
Return on average common equity	5.71%	2.98%
Net interest margin(1)	4.19%	3.86%
Efficiency ratio(2)	85.95%	88.95%

Asset quality ratios:
Nonperforming loans to gross loans	0.66%	0.71%
Allowance for credit losses to loans	0.67%	0.65%
Allowance for credit losses to nonperforming loans	102.40%	91.43%
Nonperforming assets to loans and other real estate	1.09%	1.27%
Nonperforming assets to total assets	0.88%	1.05%

Capital ratios:
Leverage ratio	8.56%	9.77%
Tier I risk-based capital ratio	9.99%	11.01%
Total risk-based capital ratio	10.64%	11.62%
Average equity to average assets	8.49%	9.84%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman
Chief Financial Officer
410-750-0020